                                                                  Exhibit (h)(1)


                      TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the 1st day of March, 2000, by and between STATE STREET MASTER FUNDS, a Massachusetts trust company, having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Trust"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue interests in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer interests in five (5) series, State Street Equity 500 Index Portfolio, State Street Equity 2000 Index Portfolio, State Street Equity 400 Index Portfolio, State Street MSCI EAFE Index Portfolio and State Street Aggregate Bond Index Portfolio (herein referred to as a "Fund", and collectively as the "Funds");

WHEREAS, the Trust on behalf of the Funds desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

l.       Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the authorized and issued shares of beneficial interest, $ 0.001 par value of each Fund listed on Annex A hereto ("Shares"), and as the Trust's dividend disbursing agent.

1.2      The Bank agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and the Bank, the Bank shall:

                  (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Trust (the "Custodian");

                  (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                  (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                  (iv)     In respect to the transactions in items (i), (ii) and
                           (iii) above, the Bank shall execute transactions directly with broker-dealers authorized by the Trust who shall thereby be deemed to be acting on behalf of the Trust;

                  (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                  (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                  (vii) Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

                  (viii) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Trust, and the Bank at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

                  (ix) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

                  (x) Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Bank shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

         (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall:
                  (i) perform the customary services of a transfer agent and dividend disbursing agent including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxy materials, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

         (c) In addition, the Trust shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and the reporting of such transactions to the Trust as provided above.

         (d) The Bank shall provide additional services on behalf of the Trust (i.e., escheatment services) which may be agreed upon in writing between the Trust and the Bank.

2.       Fees and Expenses

2.1 For the performance by the Bank pursuant to this Agreement, the Trust agrees on behalf of each of the Funds to pay the Bank an annual fee as set out in the initial fee schedule attached hereto and in the Prospectus. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Bank and as described in the then current Prospectus.

2.2 In addition to the fee paid under Section 2.1 above, the Trust agrees on behalf of each of the Funds to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation, production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.

2.3 The Trust agrees on behalf of each of the Funds to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials.

3.       Representations and Warranties of the Bank

The Bank represents and warrants to the Trust that:

3.1 It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.3 It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into and perform this Agreement.

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.       Representations and Warranties of the Trust

The Trust represents and warrants to the Bank that:

4.1 It is a trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

4.5 A registration statement under the Investment Company Act of 1940, as amended, on behalf of each of the Funds has been filed with the Securities and Exchange Commission.

5.       Data Access and Proprietary Information

5.1 The Trust acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Bank as part of the Trust's ability to access certain Trust-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents:

         (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

         (b) to refrain from copying or duplicating in any way the Proprietary Information;

         (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

         (d) to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

         (e) that the Trust shall have access only to those authorized transactions agreed upon by the parties;

         (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any earlier termination of this Agreement.

5.2 If the Trust notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY

         DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF
         MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.3 If the transactions available to the Trust include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

6.       Indemnification

6.1 The Bank shall not be responsible for, and the Trust shall on behalf of the applicable Fund indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The Trust's negligence, willful misconduct or lack of good faith which arise out of the breach of any representation or warranty of the Trust hereunder.

         (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.

         (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Trust on behalf of the applicable Fund.

         (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

6.2 At any time the Bank may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

6.3 In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Bank, the Bank shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Bank except with the Trust's prior written consent.

7.       Standard of Care

         The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

8.       Covenants of the Trust and the Bank

8.1 The Trust shall on behalf of each of the Funds promptly furnish to the Bank the following:

         (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement.

         (b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

8.2 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

8.3 The Bank and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.4 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.       Termination of Agreement

9.1 This Agreement may be terminated by either party upon thirty (30) days written notice to the other.

9.2 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust on behalf of the applicable Fund(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

10.      Additional Series

         In the event that the Trust establishes one or more series in addition to the Funds with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series shall become a Fund hereunder.

11.      Assignment

11.1 Except as provided in Section 11.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3 The Bank may, without further consent on the part of the Trust, subcontract for the performance, in whole or in part, of this Agreement with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2), (iii) a BFDS affiliate or (iv) Boston EquiServe Trust Company, N.A.; provided, however, that the Bank shall be as fully responsible to the

         Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

12.      Amendment

         This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

13.      Massachusetts Law to Apply

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

14.      Force Majeure

         In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.      Special, Indirect and Consequential Damages

         Neither party to this Agreement shall be liable to the other party for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Bank's liability under this Agreement shall be limited to two times its total annual compensation earned and fees paid hereunder during the preceding twelve months for any liability or loss suffered by the Trust.

16.      Merger of Agreement

         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.      Limitations of Liability of the Trustees and Interest holders

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Interest holders individually but are binding only upon the assets and property of the Trust.

18.      Counterparts

         This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

19.      Reproduction of Documents

         This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                         STATE STREET MASTER FUNDS

                         By:      /s/James B. Little
                                  ------------------
                         Name:    James B. Little
                         Title:   President and Treasurer

                         STATE STREET BANK AND TRUST COMPANY

                         By:      /s/Kathleen C. Cuocolo
                                  ----------------------
                         Name:    Kathleen C. Cuocolo
                         Title:   Senior Vice President

                                     ANNEX A


State Street Equity 500 Index Portfolio
State Street Equity 2000 Index Portfolio
State Street Equity 400 Index Portfolio
State Street MSCI EAFE Index Portfolio
State Street Aggregate Bond Index Portfolio


Dated:

                                    EXHIBIT A

                        INVESTMENT ADVISORY FEE SCHEDULE

         SSgA Funds Management, Inc. will bear the cost of providing administration, custody and transfer agency services to each of the Portfolios listed below. As consideration for the SSgA Funds Management, Inc.'s services as adviser, and State Street Bank and Trust Company's services as administrator, transfer agent and custodian to each of the following Portfolios (and for assuming ordinary operating expenses of the Portfolios, including ordinary legal and audit expenses), SSgA Funds Management, Inc. shall be entitled to receive from each Portfolio an annual fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Portfolio's average daily net assets during the month:

                                                               Annual percentage of
         Fund                                               average daily net assets
         ---------------------------------------------------------------------------
         STATE STREET EQUITY 500 INDEX PORTFOLIO                       .045%
         STATE STREET EQUITY 2000 INDEX PORTFOLIO                      .10%
         STATE STREET EQUITY 400 INDEX PORTFOLIO                       .08%
         STATE STREET MSCI(R) EAFE(R) INDEX PORTFOLIO                  .15%
         STATE STREET AGGREGATE BOND INDEX PORTFOLIO                   .10%

         As consideration for the SSgA Funds Management, Inc.'s services as investment adviser to the State Street Money Market Portfolio and the State Street U.S. Government Money Market Portfolio (the "Money Market Portfolios"), SSgA Funds Management, Inc. shall be entitled to receive from each Money Market Portfolio an annual fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Money Market Portfolio's average daily net assets during the month:

         Fund                                                 average daily net assets
         -----------------------------------------------------------------------------
         STATE STREET MONEY MARKET PORTFOLIO                           .10%
         STATE STREET U.S. GOVERNMENT MONEY MARKET PORTFOLIO           .10%

         SSgA Funds Management, Inc. hereby instructs the Portfolios to pay the above referenced fees to State Street Bank and Trust Company until further notice.

                                    EXHIBIT A

                  CUSTODY AGREEMENT, ADMINISTRATION AGREEMENT,
             AND TRANSFER AGENCY AND SERVICE AGREEMENT FEE SCHEDULE

         As consideration for the State Street Bank and Trust Company's services as administrator, transfer agent and custodian to the State Street Money Market Portfolio and the State Street U.S. Government Money Market Portfolio (the "Money Market Portfolios"), State Street Bank and Trust Company shall be entitled to receive from each Money Market Portfolio an annual fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Money Market Portfolio's average daily net assets during the month:

         Fund                                                 average daily net assets
         -----------------------------------------------------------------------------
         STATE STREET MONEY MARKET PORTFOLIO                           .04%
         STATE STREET U.S. GOVERNMENT MONEY MARKET PORTFOLIO           .04%